Exhibit 99.1

DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015)

ARTICLE I

PURPOSE

SECTION 1.1 Purpose. The Devon Energy Corporation 2015 Long-Term Incentive Plan is established by Devon Energy Corporation (“the Company”) to create incentives designed to provide meaningful share ownership opportunities that align Participants’ long-term interests with those of our stockholders, emphasize long-term performance results, and promote retention of Participants. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Restricted Stock Units, Canadian Restricted Stock Units, Performance Units and SARs to Eligible Employees and the grant of Nonqualified Stock Options, SARs, Restricted Stock Awards and Restricted Stock Units to Eligible Directors, subject to the conditions set forth in the Plan. The Plan is designed to provide flexibility to meet the needs of the Company in a changing and competitive environment while minimizing dilution to the Company’s stockholders. The Company does not intend to use all incentive vehicles at all times for each Participant but will selectively grant Awards to achieve long-term goals.

SECTION 1.2 Establishment. The Plan is effective June 3, 2015, provided that the Plan is approved by the stockholders of the Company at a stockholders’ meeting held on such date (or, if the meeting or vote is postponed, such later date that a stockholder vote is taken to approve the Plan) (“the Effective Date”). If the Plan is not so approved at such meeting, then the Predecessor Plan as in effect immediately prior to the Effective Date shall remain in effect. The authority to issue Awards under the Plan will terminate on June 3, 2025, and the remaining terms of the Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

SECTION 1.3 Shares Subject to the Plan.

(a) Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 28,000,000 shares of Common Stock, plus the number of shares of Common Stock available for issuance as of the Effective Date under the Predecessor Plan, including the shares of Common Stock subject to outstanding awards under the Predecessor Plan that are transferred to the Plan in accordance with the provisions of subsection (b) below.

(b) The Plan shall serve as the successor to the Predecessor Plan, and no further grants shall be made under the Predecessor Plan on or after the Effective Date. All awards outstanding under the Predecessor Plan on the Effective Date shall be transferred to the Plan at that time and shall be treated as outstanding awards under the Plan. However, each outstanding award so transferred shall continue to be governed solely by the terms of the documents evidencing such award, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such transferred awards with respect to their acquisition of shares of Common Stock thereunder. Shares of Common Stock covered by an award that is payable in shares of Common Stock under the Predecessor Plan, or any other Devon Energy Corporation long-term incentive plans, including assumed plans, which are forfeited, cancelled, or expire after the Effective Date of this Plan shall be added to the shares of Common Stock authorized for issuance under this Plan.

(c) Any shares granted as Options or SARs shall be counted against the share limit set forth in subsection (a) above as one share for each share granted. Any shares granted under Awards other than Options or SARs shall be counted against this limit as three shares for each share granted. Provided further, that a maximum of 25.5 million shares of the total authorized under this Section 1.3 may be granted as Incentive Stock Options.

(d) The limitations of this Section 1.3 shall be subject to adjustment pursuant to Article XII. The number of shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of shares which then remain available for issuance under the Plan. The Company shall, at all times, reserve and keep available sufficient shares to satisfy the requirements of the Plan during the term of the Plan.

ARTICLE II

DEFINITIONS

SECTION 2.1 “Account” means the recordkeeping account established by the Company which will be utilized to track an Award of Canadian Restricted Stock Units, Performance Units, Restricted Stock Units, or dividends or dividend equivalents to a Participant.

SECTION 2.2 “Affiliated Entity” means any partnership or limited liability company in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

SECTION 2.3 “Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit, Performance Unit or SAR granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, SAR, Restricted Stock Award or Restricted Stock Unit granted under the Plan to an Eligible Director by the Board pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

SECTION 2.4 “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

SECTION 2.5 “Board” means the Board of Directors of the Company.

SECTION 2.6 “Canadian Employee Benefit Plan” has the meaning set out under Article VIII of the Plan.

SECTION 2.7 “Canadian Employee Benefit Trust” has the meaning set out under Article VIII of the Plan.

SECTION 2.8 “Canadian Restricted Stock Unit” means the Awards under Article VIII of the Plan authorized for grant to Eligible Employees of one of the Company’s Canadian Subsidiaries or Affiliated Entities.

SECTION 2.9 “Change in Control Event” means the occurrence of any one of the following events:

(i) the Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange of Act of 1934 (“the Act”)), directly or indirectly, of Company securities representing 30% or more of either (x) the Company’s outstanding shares of common stock or (y) the combined voting power of the Company’s then outstanding securities eligible to vote in the election of directors (each, “Company Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control Event by virtue of any of the following acquisitions or transactions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction;

(iii) the consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an Affiliate (a “Sale”), unless:

(A) immediately following the consummation of the Reorganization or Sale, the holders of the Company’s shares of common stock hold or receive in such Reorganization or hold more than 50% of each of the outstanding common stock and the total voting power of securities eligible to vote in the election of directors of (x) the corporation resulting from such Reorganization or the corporation that has acquired all or substantially all of the assets of the Company (in either case, “the Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (“the Parent Corporation”),

(B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes, as a result of the Reorganization or Sale, the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of common stock or the total voting power of the outstanding voting securities eligible to vote in the election of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and

(C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale;

(any Reorganization or Sale that satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control Event shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Company Securities due to the Company’s acquisition of Company Securities that reduces the number of Company Securities outstanding; provided, however, if, following such acquisition by the Company, such person becomes the beneficial owner of additional Company Securities that increases the percentage of outstanding Company Securities beneficially owned by such person, a Change in Control Event shall then occur. In addition, if a Change in Control Event occurs pursuant to paragraph 2.9(ii) above, no additional Change in Control Event shall be deemed to occur pursuant to paragraph 2.9(ii) by reason of subsequent changes in holdings by such person (except if the holdings by such person are reduced below 30% and thereafter increase to 30% or above).

Provided, however, solely with respect to any Award that the Committee determines to be subject to Section 409A of the Code, the provisions of Section 409A and the regulations promulgated thereunder shall define a “Change in Control Event” for purposes of such Award.

For purposes of Awards granted to employees of Devon Canada Corporation, the Committee may, pursuant to the Award Agreement, define a “change in control event” to include a change in control of Devon Canada Corporation as the Committee determines.

SECTION 2.10 “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

SECTION 2.11 “Committee” shall have the meaning set forth in Section 3.1.

SECTION 2.12 “Common Stock” means the common stock, par value $.10 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article XII.

SECTION 2.13 “Compensation Committee” means the Compensation Committee of the Board.

SECTION 2.14 “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

SECTION 2.15 “Effective Date” shall have the meaning set forth in Section 1.2.

SECTION 2.16 “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.

SECTION 2.17 “Eligible Director” means any member of the Board who is not an employee of the Company, an Affiliated Entity or any Subsidiary.

SECTION 2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 2.19 “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

SECTION 2.20 “Fair Market Value” means (A) during such time as the Common Stock is listed upon the New York Stock Exchange or any other established stock exchange, the closing price of the Common Stock as reported by such stock exchange on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the following day on which there was a sale of such Common Stock, or (B) during any such time as the Common Stock is not listed upon an established stock exchange, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc., or (C) during any such time as the Common Stock cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

SECTION 2.21 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

SECTION 2.22 “Incumbent Directors” means the members of the Company’s Board of Directors on the Effective Date; provided, however, that (x) any person becoming a director and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director, and (y) no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act (“Election Contest”)) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; provided further, however, that when two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of Company securities, such partnership, syndicate or group shall be deemed a “person” for purposes of this definition.

SECTION 2.23 “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

SECTION 2.24 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

SECTION 2.25 “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

SECTION 2.26 “Participant” means an Eligible Employee of the Company, a Subsidiary, or an Affiliated Entity to whom an Award has been granted by the Committee or an Eligible Director to whom an Award has been granted by the Board under the Plan.

SECTION 2.27 “Performance-Based Award” means a Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit or Performance Unit granted under the Plan to an Eligible Employee in accordance with Article XI.

SECTION 2.28 “Performance Units” means those monetary units that may be granted to Eligible Employees pursuant to Article IX hereof.

SECTION 2.29 “Plan” means this Devon Energy Corporation 2015 Long-Term Incentive Plan, as amended from time to time.

SECTION 2.30 “Predecessor Plan” means the Devon Energy Corporation 2009 Long-Term Incentive Plan, as originally adopted by the Board on June 3, 2009, and as amended and restated effective as of June 6, 2012, and further amended effective March 6, 2013.

SECTION 2.31 “Regular Award Committee” means a committee comprised of the individual who is the Company’s chief executive officer and such additional members, if any, as shall be appointed by the Compensation Committee.

SECTION 2.32 “Restricted Stock Award” means an Award granted to an Eligible Employee or Eligible Director under Article VI of the Plan.

SECTION 2.33 “Restricted Stock Unit” means an Award granted to an Eligible Employee or Eligible Director under Article VII of the Plan.

SECTION 2.34 “Restriction Period” means the period when a Restricted Stock Award or Restricted Stock Unit is subject to forfeiture based upon continued employment over a period of time, the achievement of performance criteria, the occurrence of other events and/or the satisfaction of nondisclosure and protection of business provisions as determined by the Committee, in its discretion.

SECTION 2.35 “SAR” means a stock appreciation right granted to an Eligible Employee or Eligible Director under Article X of the Plan.

SECTION 2.36 “Secretary” means the corporate secretary of the Company duly elected by the Board.

SECTION 2.37 “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III

ADMINISTRATION

SECTION 3.1 Administration of the Plan by the Committee. For purposes of administration, the Plan shall be deemed to consist of three separate stock incentive plans, a “Non-Executive Officer Participant Plan” which is limited to Non-Executive Officer Participants, an “Executive Officer Participant Plan” which is limited to Executive Officer

Participants and a “Non-Employee Director Participant Plan” which is limited to Eligible Directors. Except for administration and the category of Eligible Employees eligible to receive Awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of Nonqualified Stock Options, SARs, Restricted Stock Awards and Restricted Stock Units.

The Non-Executive Officer Participant Plan shall be administered by the Compensation Committee. The Compensation Committee may, at its discretion, delegate authority to the Regular Award Committee to administer the Non-Executive Officer Participant Plan to the extent permitted by applicable law, rule or regulation. The Regular Award Committee may only act within guidelines established by the Compensation Committee. The Executive Officer Participant Plan shall be administered by the Compensation Committee. With respect to the Non-Executive Officer Participant Plan and to decisions relating to Non-Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean the Compensation Committee, and refer to the Regular Award Committee as authorized by the Compensation Committee; and with respect to the Executive Officer Participant Plan and to decisions relating to the Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean only the Compensation Committee.

The Compensation Committee shall consist solely of two or more members of the Board who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) of the Exchange Act, (ii) “outside directors” within the meaning of Section 162(m) of the Code, and (iii) “independent directors”, as determined in accordance with the independence standards established by the stock exchange on which the Common Stock is at the time primarily traded.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a) Select Eligible Employees to participate in the Plan.

(b) Determine the time or times when Awards will be made.

(c) Determine the form of an Award, whether an Option, Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit, Performance Unit or SAR, the number of shares of Common Stock, Canadian Restricted Stock Units, Restricted Stock Units or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d) Determine whether Awards will be granted singly or in combination.

(e) Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

(f) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

SECTION 3.2 Administration of Grants to Eligible Directors. The Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options, SARs, Restricted Stock Units or shares of Restricted Stock awarded to Eligible Directors selected for participation. The Compensation Committee shall administer all other aspects of the Awards made to Eligible Directors.

SECTION 3.3 Compensation Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

ARTICLE IV

GRANT OF AWARDS

SECTION 4.1 Grant of Awards. Awards granted under this Plan shall be subject to the following conditions:

(a) Subject to Article XII, the aggregate number of shares of Common Stock made subject to the grant of Options and SARs to any Eligible Employee in any calendar year may not exceed 800,000.

(b) Subject to Article XII, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards, Restricted Stock Units, Canadian Restricted Stock Units and Performance Unit Awards to any Eligible Employee in any calendar year may not exceed 400,000.

(c) Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise or are exchanged in the Committee’s discretion for Awards not involving Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3. Shares of Common Stock which are (i) tendered in payment of an Option, (ii) tendered or withheld in payment of taxes or repurchased using Option proceeds, or (iii) not issued or delivered as a result of the net settlement of an outstanding SAR or Option, shall not be added back to the shares authorized under Section 1.3.

(d) In the case of any Award granted in substitution for an award of a company or business acquired by the Company, a Subsidiary or an Affiliated Entity, shares of Common Stock issued or issuable in connection with such substitution will not be counted against the number of shares of Common Stock reserved under the Plan, but will be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

(e) Common Stock delivered by the Company in payment of an Award authorized under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(f) The Compensation Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(g) The Compensation Committee shall from time to time establish guidelines for the Regular Award Committee regarding the grant of Awards to Eligible Employees.

(h) Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.

(i) Restricted Stock Awards, Restricted Stock Units and Canadian Restricted Stock Units which vest based upon the Participant’s continued employment shall be limited in such a way that, except in the case of termination due to death, disability, or an approved reason, or the occurrence of a Change in Control Event, (i) no portion of the Award will vest prior to the first anniversary of the Date of Grant; (ii) up to one-third of the shares subject to the Award is eligible to vest on or after the first anniversary of the Date of Grant; (iii) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the second anniversary of the Date of Grant; and (iv) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the third anniversary of the Date of Grant. Notwithstanding the foregoing, any Restricted Stock Award, Restricted Stock Units and Canadian Units that are granted to an Eligible Director shall, except in the case of such Eligible Director’s termination of service due to death, disability or an approved reason, or the occurrence of a Change in Control Event, vest not earlier than the first anniversary of the Date of Grant.

(j) Restricted Stock Awards, Restricted Stock Units and Canadian Restricted Stock Units which vest based upon performance standards shall require that, except in the case of termination due to death, disability, or an approved reason, or the occurrence of a Change in Control Event, the holder must remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for at least one year from Date of Grant.

(k) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not, without stockholder approval, be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs.

(l) Eligible Directors may only be granted Nonqualified Stock Options, SARs, Restricted Stock Awards or Restricted Stock Units under this Plan.

(m) Subject to Article XII, the aggregate number of shares of Common Stock made subject to the grant of Nonqualified Stock Options or SARs to any individual Eligible Director in any calendar year may not exceed 30,000.

(n) Subject to Article XII, in no event shall more than 15,000 shares of Restricted Stock Awards or Restricted Stock Units be awarded to any individual Eligible Director in any calendar year.

(o) The maximum term of any Award shall be eight years.

(p) Awards under the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her successors and any other person having or claiming an interest under such Award grant.

ARTICLE V

STOCK OPTIONS

SECTION 5.1 Grant of Options. The Committee may grant Options to Eligible Employees, subject to the provisions of the Plan and such other terms and conditions as it may determine. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. The Board may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

SECTION 5.2 Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a) Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b) Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; (iii) by the withholding of shares of Common Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the exercise price; (iv) a combination of the foregoing; or (v) by such other method as the Committee may approve. In addition to the foregoing, the Committee may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee.

(c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by notice to the Secretary of such exercise stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

(d) Other Terms and Conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business provisions.

(e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary.

(f) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(g) Stockholder Rights. Participants shall not have any rights as a stockholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option. In no event shall dividends or dividend equivalents be granted with respect to Options.

SECTION 5.3 Cash Out Rights. With respect to any Options granted to Eligible Employees pursuant to Section 5.1, the Committee may include in the Eligible Employee’s Award Agreement the right to surrender the Option once vested. In the event that an Option surrender right is authorized, the Award Agreement shall provide that, upon the vesting of an Option, the holder thereof shall be entitled to, at his or her option:

(a) Exercise such Option, in whole or in part, in accordance with the procedures specified in Section 5.2; or

(b) Surrender such Option, in whole or in part, by notice to the Secretary of such surrender stating the election to surrender in the form and manner determined by the Committee and a request for payment of the Cash-Out Amount where:

“Cash-Out Amount” means an amount of cash equal to the amount by which the aggregate Fair Market Value of the Common Stock subject to the Option exceeds the aggregate Exercise Price under the Option.

Payment of the Cash-Out Amount shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

ARTICLE VI

RESTRICTED STOCK AWARDS

SECTION 6.1 Grant of Restricted Stock Awards. The Committee may grant a Restricted Stock Award to any Eligible Employee, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Awards may constitute Performance-Based Awards, as described in Article XI hereof. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. The Board may grant a Restricted Stock Award to an Eligible Director, subject to the provisions of the Plan and such other terms and conditions as it may determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.

SECTION 6.2 Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

SECTION 6.3 Restriction Period. Subject to Section 4.1(i) and Section 4.1(j), the Committee shall determine the Restriction Period(s) that apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.

SECTION 6.4 Restriction on Transfer. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

SECTION 6.5 Stockholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a stockholder with respect to the shares, including, but not by way of limitation, the right to vote such shares. At the discretion of the Committee, dividends or other distributions with respect to a Restricted Stock Award may, pursuant to the terms of such award, be either currently paid to the Participant or withheld by the Company and credited to the Participant’s Account; provided that any dividends or other distributions with respect to Restricted Stock Awards subject to vesting based on performance shall vest only if and to the extent that the underlying Restricted Stock Award vests, as determined by the Committee. Any dividends or distributions so withheld by the Committee and attributable to any particular share of Restricted Stock shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid, and, if such shares are forfeited, the Participant shall have no right to such dividends or distributions.

ARTICLE VII

RESTRICTED STOCK UNITS

SECTION 7.1 Grant of Restricted Stock Units. The Committee may grant Restricted Stock Units to any Eligible Employee, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Units may constitute Performance-Based Awards, as described in Article XI hereof. The Board may grant Restricted Stock Units to an Eligible Director, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Units shall be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Date of Grant. Restricted Stock Units shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine.

SECTION 7.2 Conditions of Restricted Stock Units. The grant of a Restricted Stock Unit shall be subject to the following:

(a) Restriction Period. Subject to Section 4.1(i) and Section 4.1(j), the Committee shall determine the Restriction Period(s) that apply to the shares of Common Stock covered by each Award of Restricted Stock Units or portion thereof. At the end of the Restriction Period, the restrictions imposed by the Committee shall lapse and the Award shall be paid as specified in Section 7.2(c) below

(b) Restriction on Transfer. Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Committee, or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise.

(c) Form of Payment. Restricted Stock Units shall be paid in cash, shares of Common Stock, or a combination of cash and shares as established by the Committee in the Award Agreement, no later than 75 days after the lapse of the Restriction Period unless otherwise required by applicable law.

(d) Stockholder Rights. Participants shall not have any rights as a stockholder of the Company with respect to an Award of Restricted Stock Units.

ARTICLE VIII

CANADIAN RESTRICTED STOCK UNITS

SECTION 8.1 Establishment. The Committee may authorize the establishment of an employee benefit plan (a “Canadian Employee Benefit Plan”) which shall be considered as a part of this Plan for the purpose of providing benefits to Eligible Employees of one of the Company’s Canadian Subsidiaries or Affiliated Entities. Benefits granted in the Canadian Employee Benefit Plan will take the form of Canadian Restricted Stock Units having substantially the same income tax consequences for such Canadian Eligible Employees as would Restricted Stock Awards granted by the Company to Eligible Employees who are residents of the United States. The Committee may further authorize the establishment of an employee benefit trust (a “Canadian Employee Benefit Trust”) for the purpose of holding the assets of the Canadian Employee Benefit Plan and shall appoint one or more persons who are residents of Canada to act as trustees of the Canadian Employee Benefit Trust.

SECTION 8.2 Grant of Awards and Contributions to Canadian Employee Benefit Trust. The Committee may grant to Eligible Employees, Canadian Restricted Stock Units entitling such Eligible Employees to an interest in the assets of the Canadian Employee Benefit Trust in such form that it determines necessary to comply with applicable Canadian tax law requirements, subject to the terms of the Canadian Employee Benefit Plan and such other terms and conditions as it may determine. Each Award of Canadian Restricted Stock Units shall be evidenced by an Award Agreement and such Award Agreement shall contain the terms and conditions of the Award subject to the provisions of the Canadian Employee Benefit Plan. At the time of granting an Award of Canadian Restricted Stock Units, the Committee may authorize the Company or any of its Canadian Subsidiaries or Affiliated Entities to make cash contributions to the Canadian Employee Benefit Trust, with such contributions to be used as specified in the Canadian Employee Benefit Plan, including for the purpose of acquiring shares of Common Stock of the Company on the open market through the facilities of a stock exchange. The Committee shall designate, at the time of making any contribution in respect of a Participant, when the shares of Common Stock of the Company which are acquired with the contribution pursuant to the terms of the Canadian Employee Benefit Plan are to vest pursuant to the applicable Award Agreement, and shall inform the trustees of the same.

SECTION 8.3 Holding of Shares of Common Stock in Trust. Subject to the specific provisions of the Canadian Employee Benefit Plan, upon completion of any purchases of shares of Common Stock of the Company by the trustees, the trustees shall immediately notionally allocate such shares to an account in respect of each Participant in proportion to the contributions received in respect of each Participant in the preceding month. The Trustees shall hold the shares in trust in the name of the trustee, until such time as: (i) the Canadian Restricted Stock Units granted to Participants are vested, in accordance with the vesting conditions designated by the Committee in the Award Agreement, or (ii) the Canadian Restricted Stock Units are forfeited by Eligible Employees as provided in the Canadian Employee Benefit Plan.

SECTION 8.4 Conditions of Awards. Each Award of Canadian Restricted Stock Units shall be subject to the following general conditions (with the specific details to be determined by the Company upon establishment of the Canadian Employee Benefit Plan):

(a) Vesting Period. The Committee shall establish in the Award Agreement the vesting periods applicable to a grant of Canadian Restricted Stock Units, subject to compliance with the timing requirements specified in Section 8.4(b).

(b) Settlement in Stock. Upon satisfaction of the vesting requirements established by the Committee, the Committee will authorize the trustees to distribute the shares of the Common Stock of the Company which have been allocated to such Participant’s account to the Participant. Participants will not be entitled to receive cash in settlement of an Award of a Canadian Restricted Stock Unit. The Company, its Canadian Subsidiaries or Affiliated Entities, and the trustees may withhold from any amount payable to an Eligible Employee, either under the Canadian Employee Benefit Plan, or otherwise, such amount as may be necessary so as to ensure compliance with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions. For greater certainty and notwithstanding any other provision of the Canadian Employee Benefit Plan, all amounts payable to, or in respect of, a Participant under the Canadian Employee Benefit Plan shall be paid within three years following the end of the year in respect of which the Award of Canadian Restricted Stock Units was made.

(c) Rights of Stockholders. Prior to the date the shares of Common Stock are distributed by the trustees, Participants will have no rights to the shares of Common Stock and no rights as stockholders of the Company with respect to the shares of Common Stock held by the Canadian Employee Benefit Trust related to an Award. Title and all incidents of beneficial ownership of the shares of Common Stock will remain with the trustees while the shares are held in trust.

(d) Additional Awards. The Committee may authorize the Company or its Canadian Subsidiaries or Affiliated Entities to grant an additional Award to the Participant equal to the dividend that the Participant would have received had the Award been made with the underlying shares of Common Stock directly, rather than in Canadian Restricted Stock Units.

ARTICLE IX

PERFORMANCE UNITS

SECTION 9.1 Grant of Awards. The Committee may grant Performance Units to Eligible Employees, subject to the provisions of the Plan and such other terms and conditions as it may determine. Performance Units may constitute Performance-Based Awards, as described in Article XI hereof. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and Eligible Employee, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 9.2.

SECTION 9.2 Conditions of Awards. Each Award of Performance Units shall be subject to the following conditions:

(a) Establishment of Award Terms. Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

(b) Achievement of Performance Goals. The Committee shall establish performance targets for each Award for a period of no less than a year. The performance goals may, but need not, be based on the business criteria described in Section 11.2. The Committee shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Common Stock as determined in the sole discretion of the Committee no later than 75 days after the vesting date of the Award unless otherwise required by applicable law.

ARTICLE X

STOCK APPRECIATION RIGHTS

SECTION 10.1 Grant of SARs. The Committee may grant a SAR to any Eligible Employee, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine. The Board may grant a SAR to any Eligible Director, subject to the provisions of the Plan and subject to other terms and conditions as the Board may determine. SARs may be granted as an independent Award separate from an Option or granted in tandem with an Option, subject to the limitations of Section 10.3. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR. In no event shall dividends or dividend equivalents be granted with respect to a SAR.

SECTION 10.2 Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

SECTION 10.3 Tandem Awards. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise one of these Awards, the other tandem award is automatically terminated. In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.

ARTICLE XI

PERFORMANCE-BASED AWARDS.

SECTION 11.1 Generally. The Committee may determine that a Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit or Performance Unit granted to an Eligible Employee will be considered “performance-based compensation” under Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of performance objectives that are based on one or more of the business criteria described below, with respect to one or more business units or the Company and its subsidiaries as a whole.

SECTION 11.2 Business Criteria. The Committee shall use objectively determinable performance goals based on one or more of the following business criteria, individually or in combination: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including but not limited to free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including but not limited to income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); book value; operating expenses (including, but not limited to lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT or EBITDA; interest coverage; total shareholder return; comparative shareholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment, and safety); amount of the oil and gas reserves; costs of finding oil and gas reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas and/or oil production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; and inventory turns.

SECTION 11.3 Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (ii) the individual employees or class of employees to which such performance goals apply; provided, however, that such performance goals shall be established in writing no later than the earlier of ninety (90) days after the commencement of the applicable performance period or the date on which twenty-five percent (25%) of such performance period has been completed, or such other date as may be required or permitted under Section 162(m) of the Code.

SECTION 11.4 Certification of Performance. No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

SECTION 11.5 Modification of Performance-Based Awards. With respect to any Awards intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal to cause the goal to cease to meet the requirements of Section 162(m) of the Code, except as otherwise determined by the Committee, and the Committee shall not increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. The Committee may reduce or eliminate the number of shares of Common Stock or the number of shares of Common Stock vested upon the attainment of such performance goal, based on such terms and conditions as the Committee deems appropriate. The Committee may make such changes to performance goals and Performance-Based Awards as the Committee deems appropriate in the event of a change in corporate capitalization, corporate transaction or other corporate event as permitted by Section 162(m), or as the Committee otherwise determines.

SECTION 11.6 Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. To the extent permitted by Section 162(m), in setting the performance goals for Performance-Based Awards within the period prescribed in Section 11.3, the Committee may provide for appropriate adjustment as it deems appropriate, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; changes in commodity prices; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; stock compensation costs and other non-cash expenses; any extraordinary non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; and any other specified non-operating items as determined by the Committee in setting performance goals.

SECTION 11.7 Death, Disability or Other Circumstances. The Committee may provide in the Award Agreement that Performance-Based Awards under this Article XI shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change in Control Event or under other circumstances consistent with the requirements of Section 162(m) of the Code.

SECTION 11.8 Stockholder Approval for Performance-Based Awards. The Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Article XI, if Performance-Based Awards are to be made under Article XI after the date of such stockholders meeting and if required by Section 162(m) of the Code.

ARTICLE XII

STOCK ADJUSTMENTS

SECTION 12.1 Stock Adjustments. In the event that the shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan (including those held in the Canadian Employee Benefit Trust), and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. Any adjustments to Options or SARs shall be made in accordance with the requirements of Section 409A of the Code, to the extent applicable. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, the Award limits set forth in Section 4.1, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article XII and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article XII which otherwise would not result in a

Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

ARTICLE XIII

GENERAL

SECTION 13.1 Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not, without stockholder approval, adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article XI), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan. The termination of the Plan shall not impair the power and authority of the Committee with respect to outstanding Awards. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

SECTION 13.2 Termination of Employment; Termination of Service. If an Eligible Employee’s employment with the Company, a Subsidiary, or an Affiliated Entity terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing shall be cancelled or forfeited, as the case may be, unless the Eligible Employee’s Award Agreement provides otherwise. The Compensation Committee shall (i) determine what events constitute disability, retirement or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of death, disability, retirement, or termination for an approved reason. The Committee shall also determine the method, if any, for accelerating the vesting or exercisability of any Awards, or providing for the exercise of any unexercised Awards in the event of an Eligible Employee’s death, disability, retirement, or termination for an approved reason.

In the event an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director’s Award Agreement or by the Board. The Eligible Director shall have a period of three years following the date he ceases to be a director to exercise any Nonqualified Stock Options or SARs which are otherwise exercisable on his date of termination of service.

SECTION 13.3 Nontransferability of Awards. Awards may be exercised during the lifetime of the Participant only by the Participant. More particularly (but without limiting the generality of the foregoing), an Award shall not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assigned by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the award contrary to the provisions hereof, shall be null and void and without effect. However, in the event of a Participant’s death, an Award may be transferred in accordance with the provisions of a

Participant’s will, the applicable laws of descent and distribution or, with respect to Awards other than Incentive Stock Options, a beneficiary designation that is in a form approved by the Committee and in compliance with the provisions of this Plan and the applicable Award Agreement.

SECTION 13.4 Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may, in its discretion, allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Committee.

SECTION 13.5 Change of Control. Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee or Eligible Director may, in the discretion of the Committee, provide in the Award Agreement that such Awards shall be immediately vested, fully earned and exercisable upon the occurrence of a Change in Control Event. In connection with a Change in Control Event, or an event described in Section 12.1, the Committee may, in its discretion (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price if any that would have been payable therefore, or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committee’s discretion.

SECTION 13.6 Amendments to Awards. Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments which are materially adverse to the Participant shall require the Participant’s consent.

SECTION 13.7 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the stockholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

SECTION 13.8 Foreign Laws. The Committee may grant Awards to individual participants who are subject to the tax laws of nations other than the United States, which Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 13.8 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

SECTION 13.9 Company Policies. All Awards granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or the Company from time to time.

SECTION 13.10 Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 13.11 Beneficiary Designation. In the event of the death of a Participant, the portion of the Participant’s Award with respect to which vesting dates have occurred shall be paid to the then surviving beneficiary designated by the Participant, and if there is no beneficiary then surviving or designated, then such benefits will automatically be paid to the estate of the Participant.

SECTION 13.12 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

SECTION 13.13 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SECTION 13.14 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable federal law.

SECTION 13.15 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

SECTION 13.16 Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

SECTION 13.17 Section 409A Considerations. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of Section 409A of the Code or (B) satisfies the requirements of Section 409A of the Code. If a Award is subject to Section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (III) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (IV) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action or prevent any assessment of any tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

SECTION 13.18 No Trust or Fund Created. Except as provided in the Canadian Employee Benefit Plan for the creation of the Canadian Employee Benefit Trust, neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

SECTION 13.19 Clawback. Notwithstanding any other provisions of this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, including any policy adopted by the Company pursuant to such law, government regulation or stock exchange listing requirement.